Amendment No. 2 to Distribution Agreement

This Amendment No. 2 (this “Amendment”), dated October 1, 2012 to the Distribution Agreement (the “Agreement”), dated November 1, 2011, as amended, between Drexel Hamilton Mutual Funds (the “Trust”) and ALPS Distributors, Inc. (“ALPS”).

WHEREAS, the Trust and ALPS wish to amend the Agreement whereby the List of Portfolios (Appendix A) is modified to account for a new series of the Trust.

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

•	Appendix A to the Agreement is deleted in its entirety and replaced with the Appendix A attached hereto.

Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. All capitalized terms herein shall have the same meaning as ascribed to them in the Agreement. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the day and year first above written.

DREXEL HAMILTON MUTUAL FUNDS	The ALPS DISTRIBUTORS, INC.

By:	By:
Andrew Bang	Thomas A. Carter
President	President

APPENDIX A

LIST OF PORTFOLIOS

October 1, 2012

Drexel Hamilton Centre American Equity Fund

Drexel Hamilton Centre Global Equity Fund

Drexel Hamilton Multi-Asset Real Return Fund